Exhibit 99.1
NuStar Energy Announces Increased EPU, EBITDA and Distributable Cash Flow Results in First Quarter of 2014
Meets Analysts’ Consensus Expectations
Reports Highest Distributable Cash Flow Since 1st Quarter 2009
Reports Highest 1st Quarter Coverage Ratio Since 1st Quarter 2009
Phase 1 of the South Texas Crude Oil Pipeline Expansion Nears Completion

SAN ANTONIO, April 23, 2014 - NuStar Energy L.P. (NYSE: NS) today announced first quarter 2014 distributable cash flow from continuing operations available to limited partners of $77.9 million, or $1.00 per unit, compared to 2013 first quarter distributable cash flow from continuing operations available to limited partners of $57.1 million, or $0.73 per unit. First quarter earnings before interest, taxes, depreciation and amortization (EBITDA) from continuing operations was $126.7 million compared to first quarter 2013 EBITDA of $94.1 million.

NuStar Energy L.P. reported first quarter net income applicable to limited partners of $28.1 million, or $0.36 per unit, compared to $13.3 million, or $0.17 per unit, earned in the first quarter of 2013.

The partnership also announced that its board of directors has declared a first quarter 2014 distribution of $1.095 per unit. The first quarter 2014 distribution will be paid on May 12, 2014, to holders of record as of May 7, 2014. Distributable cash flow from continuing operations available to limited partners covers the distribution to the limited partners by 0.91 times for the first quarter of 2014, which is the highest first quarter coverage ratio since 2009.

“NuStar’s first quarter EPU and distributable cash flow results were our strongest first quarter results since 2009,” said Brad Barron, President and Chief Executive Officer of NuStar Energy L.P. and NuStar GP Holdings, LLC. “They were also much higher than last year and we expect our results to continue to exceed last year’s results as we move through the remainder of 2014.

“During the first quarter, we took steps to improve NuStar’s profitability by divesting our remaining interest in the asphalt joint venture and by finalizing several agreements related to our pipeline and terminal operations. In February, we announced the signing of a long-term agreement with Occidental Petroleum to transport NGLs on our currently idled, 200-mile, 12-inch pipeline between Mont Belvieu and Corpus Christi, Texas. Then in early March, we announced that we signed long-term storage agreements for our St. Eustatius and Pt. Tupper terminals for a combined eight million barrels of storage capacity.”
Internal Growth Project Update
In mid-February, NuStar completed the construction of a private marine loading dock at its North Beach Terminal in Corpus Christi, Texas. This new dock more than tripled the previous loading capacity, of approximately 125,000 barrels per day, and will allow NuStar to handle all the new volume associated with Phase 1 and Phase 2 of the South Texas Crude Oil Pipeline expansion, as well as additional volumes shipped to Corpus Christi. In fact, the facility recently loaded 700,000 barrels in a 24-hour period.
Phase 1 of the South Texas Crude Oil Pipeline expansion is scheduled to start service in May of 2014 and will allow for increased throughputs of 35,000 barrels per day. Phase 2, which will allow for an additional 65,000 barrels per day, is expected to come on line during the first quarter of 2015.
NuStar’s 12-inch pipeline between Mont Belvieu and Corpus Christi, Texas has already begun generating distributable cash flow and is expected to be in full NGL service in the second quarter of 2015, at which time it is expected to generate an incremental $23 million in annual EBITDA. Occidental Petroleum Corporation will utilize the majority of the line’s 110,000 barrel per day capacity.
2014 Earnings Guidance
“NuStar’s second quarter EPU and EBITDA results as well as our coverage ratio should also exceed last year’s second quarter results. EBITDA results in our pipeline and fuels marketing segments are expected to be higher than last year’s second quarter primarily due to increased pipeline throughputs and improved results in our bunkering operations. Second quarter storage segment results are expected to be down slightly compared to the same quarter last year,” said Barron.

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“Reaffirming the 2014 guidance we provided in February, we expect our pipeline segment EBITDA to be $40 to $60 million higher than 2013 and our storage segment adjusted EBITDA to be comparable to 2013. We expect our fuels marketing segment to generate EBITDA in the range of $10 to $30 million. Based on these projections, we expect to start covering our distributions in the second half of 2014 and for the full year 2014,” Barron said.
Barron went on to say, “We expect to spend $350 to $370 million on internal growth projects during 2014, the majority of which will be spent on projects in our pipeline segment. Our 2014 reliability capital spending remains unchanged, and is expected to be in the range of $35 to $45 million.”
First Quarter 2014 Earnings Conference Call Details
A conference call with management is scheduled for 9:00 a.m. CT today, April 23, 2014, to discuss the financial and operational results for the first quarter of 2014. Investors interested in listening to the presentation may call 800/622-7620, passcode 20943516. International callers may access the presentation by dialing 706/645-0327, passcode 20943516. The company intends to have a playback available following the presentation, which may be accessed by calling 800/585-8367, passcode 20943516. International callers may access the playback by calling 404/537-3406, passcode 20943516. A live broadcast of the conference call will also be available on the company’s Web site at www.nustarenergy.com.
NuStar Energy L.P., a publicly traded master limited partnership based in San Antonio, is one of the largest independent liquids terminal and pipeline operators in the nation. NuStar currently has 8,643 miles of pipeline and 87 terminal and storage facilities that store and distribute crude oil, refined products and specialty liquids. The partnership’s combined system has approximately 94 million barrels of storage capacity, and NuStar has operations in the United States, Canada, Mexico, the Netherlands, including St. Eustatius in the Caribbean, the United Kingdom and Turkey. For more information, visit NuStar Energy L.P.’s Web site at www.nustarenergy.com.
This release serves as qualified notice to nominees under Treasury Regulation Sections 1.1446-4(b)(4) and (d). Please note that 100% of NuStar’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of NuStar’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals and corporations, as applicable. Nominees, and not NuStar, are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.
Cautionary Statement Regarding Forward-Looking Statements
This press release includes forward-looking statements regarding future events. All forward-looking statements are based on the partnership and company’s beliefs as well as assumptions made by and information currently available to the partnership and company. These statements reflect the partnership and company’s current views with respect to future events and are subject to various risks, uncertainties and assumptions. These risks, uncertainties and assumptions are discussed in NuStar Energy L.P. and NuStar GP Holdings, LLC’s 2013 annual reports on Form 10-K and subsequent filings with the Securities and Exchange Commission.

NuStar Energy L.P. and Subsidiaries
Consolidated Financial Information
(Unaudited, Thousands of Dollars, Except Unit and Per Unit Data)

	Three Months Ended March 31,
	2014	2013
Statement of Income Data (Note 1):
Revenues:
Service revenues	$229,338	$225,759
Product sales	619,875	772,427
Total revenues	849,213	998,186
Costs and expenses:
Cost of product sales	594,959	752,254
Operating expenses	106,065	113,517
General and administrative expenses	20,856	27,494
Depreciation and amortization expense	46,230	41,563
Total costs and expenses	768,110	934,828
Operating income	81,103	63,358
Equity in loss of joint ventures	(4,306)	(11,143)
Interest expense, net	(34,417)	(30,991)
Interest income from related party	1,055	1,122
Other income, net	3,678	344
Income from continuing operations before income tax expense	47,113	22,690
Income tax expense	4,117	3,091
Income from continuing operations	42,996	19,599
(Loss) income from discontinued operations, net of tax	(3,359)	4,805
Net income	$39,637	$24,404
Net income applicable to limited partners	$28,144	$13,268
Net income (loss) per unit applicable to limited partners:
Continuing operations	$0.40	$0.10
Discontinued operations	(0.04)	0.07
Total	$0.36	$0.17
Weighted-average limited partner units outstanding	77,886,078	77,886,078

EBITDA from continuing operations (Note 2)	$126,705	$94,122
DCF from continuing operations (Note 2)	$90,712	$69,886

	March 31,	December 31,
	2014	2013
Balance Sheet Data:
Long-term debt	$2,710,117	$2,655,553
Partners’ equity	$1,843,484	$1,903,794
Consolidated debt coverage ratio (Note 3)	4.4x	4.4x

NuStar Energy L.P. and Subsidiaries
Consolidated Financial Information - Continued
(Unaudited, Thousands of Dollars, Except Barrel Data)

	Three Months Ended March 31,
	2014	2013
Pipeline:
Refined products pipelines throughput (barrels/day)	472,971	471,294
Crude oil pipelines throughput (barrels/day)	359,418	351,193
Total throughput (barrels/day)	832,389	822,487
Throughput revenues	$102,959	$93,277
Operating expenses	31,617	37,406
Depreciation and amortization expense	18,352	15,990
Segment operating income	$52,990	$39,881
Storage:
Throughput (barrels/day)	821,338	669,604
Throughput revenues	$27,470	$22,361
Storage lease revenues	105,096	119,316
Total revenues	132,566	141,677
Operating expenses	65,267	64,653
Depreciation and amortization expense	25,292	23,068
Segment operating income	$42,007	$53,956
Fuels Marketing:
Product sales	$620,971	$773,008
Cost of product sales	599,475	758,732
Gross margin	21,496	14,276
Operating expenses	11,931	15,862
Depreciation and amortization expense	7	7
Segment operating income (loss)	$9,558	$(1,593)
Consolidation and Intersegment Eliminations:
Revenues	$(7,283)	$(9,776)
Cost of product sales	(4,516)	(6,478)
Operating expenses	(2,750)	(4,404)
Total	$(17)	$1,106
Consolidated Information:
Revenues	$849,213	$998,186
Cost of product sales	594,959	752,254
Operating expenses	106,065	113,517
Depreciation and amortization expense	43,651	39,065
Segment operating income	104,538	93,350
General and administrative expenses	20,856	27,494
Other depreciation and amortization expense	2,579	2,498
Consolidated operating income	$81,103	$63,358

NuStar Energy L.P. and Subsidiaries
Consolidated Financial Information - Continued
(Unaudited, Thousands of Dollars, Except Per Unit Data)

Notes:

(1)
The results of operations for the following have been reported as discontinued operations for all periods presented: (i) the San Antonio Refinery and related assets, which we sold on January 1, 2013, and (ii) certain storage assets that were classified as “Assets held for sale” on the consolidated balance sheet as of December 31, 2013.

(2)
NuStar Energy L.P. utilizes financial measures, earnings before interest, taxes, depreciation and amortization (EBITDA) from continuing operations, distributable cash flow (DCF) from continuing operations and DCF from continuing operations per unit, which are not defined in U.S. generally accepted accounting principles. Management uses these financial measures because they are widely accepted financial indicators used by investors to compare partnership performance. In addition, management believes that these measures provide investors an enhanced perspective of the operating performance of the partnership’s assets and the cash that the business is generating. None of EBITDA from continuing operations, DCF from continuing operations or DCF from continuing operations per unit are intended to represent cash flows from operations for the period, nor are they presented as an alternative to net income or income from continuing operations. They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with U.S. generally accepted accounting principles.

The following is a reconciliation of income from continuing operations to EBITDA from continuing operations and DCF from continuing operations:

	Three Months Ended March 31,
	2014	2013
Income from continuing operations	$42,996	$19,599
Plus interest expense, net and interest income from related party	33,362	29,869
Plus income tax expense	4,117	3,091
Plus depreciation and amortization expense	46,230	41,563
EBITDA from continuing operations	126,705	94,122
Equity in loss of joint ventures	4,306	11,143
Interest expense, net and interest income from related party	(33,362)	(29,869)
Reliability capital expenditures	(4,759)	(5,477)
Income tax expense	(4,117)	(3,091)
Distributions from joint ventures	2,366	4,652
Other items	(442)	—
Mark-to-market impact on hedge transactions (a)	15	(1,594)
DCF from continuing operations	$90,712	$69,886

Less DCF from continuing operations available to general partner	12,766	12,766
DCF from continuing operations available to limited partners	$77,946	$57,120

DCF from continuing operations per limited partner unit	$1.00	$0.73

(a)
DCF from continuing operations excludes the impact of unrealized mark-to-market gains and losses that arise from valuing certain derivative contracts, as well as the associated hedged inventory. The gain or loss associated with these contracts is realized in DCF from continuing operations when the contracts are settled.

(3)	The consolidated debt coverage ratio is calculated as consolidated indebtedness to consolidated EBITDA, as defined in our $1.5 billion five-year revolving credit agreement.